Exhibit 99.1

Biostage Reports Q2 2021 Financial Results

HOLLISTON, Mass., August 13, 2021 /PRNewswire/ -- Biostage, Inc. (OTCQB: BSTG) ("Biostage" or the "Company"), a bioengineering company developing next-generation esophageal implants based its novel Cellframe™ and Cellspan™ technology, today announced its financial results for the three and six months ended June 30, 2021.

The Company will not hold an earnings conference call at this time. The Company plans to hold a conference call at a future date to discuss its clinical and business plans.

Summary of Financial Results

For the three months ended June 30, 2021, the Company reported a net loss of $0.4 million, ($0.04 per share), compared to a net loss of $1.2 million, ($0.14 per share), for the three months ended June 30, 2020. The $0.8 million quarter-over-quarter decrease in net loss was due primarily to a $0.2 million decrease in research and development costs, a $0.1 million decrease in general and administrative expenses and a gain from forgiveness of Notes Payable of $0.4 million related to the Company’s Paycheck Protection Program (PPP) loan.

For the six months ended June 30, 2021, the Company reported a net loss of $1.3 million, ($0.13) per share, compared to a net loss of $3.2 million, ($0.38) per share, for the six months ended June 30, 2020. The $1.9 million year-over-year decrease in net loss was due primarily to $0.4 million of lower research and development costs, $0.8 million lower general and administrative expenses and a gain from forgiveness of Notes Payable of $0.4 million related to the Company’s PPP loan.

Balance Sheet and Cash

As of June 30, 2021, the Company had operating cash on-hand of $0.5 million, flat from the prior quarter. During the six-month period ended June 30, 2021, the Company used net cash in operations of $0.6 million, which was offset, in total, by $0.6 million of proceeds from private placement transactions that resulted in the issuance of 150,000 shares of our common stock and warrants to existing investors.

We expect that our operating cash on-hand as of June 30, 2021 of $0.5 million will enable us to fund our operating expenses and capital expenditure requirements into the third quarter of 2021.

About Biostage, Inc.

Biostage is a bioengineering company that is developing next-generation esophageal implants. The Company's Cellspan technology combines a proprietary, biocompatible scaffold with a patient's own cells to create an esophageal implant that could potentially be used to treat pediatric esophageal atresia and other conditions that affect the esophagus. The Company's esophageal implant leverages the body's inherent capacity to heal itself as it is a "living tube" that facilitates regeneration of esophageal tissue and triggers a positive host response resulting in a tissue-engineered neo-conduit that restores continuity of the esophagus. These implants have the potential to dramatically improve the quality of life for children and adults. At Biostage, we believe the future of medicine has been inside us all along.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to our financing activities; development expectations and regulatory approval of any of the Company's products, including those utilizing its Cellspan and Cellframe™ technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company's products, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company's inability to obtain needed funds in the immediate future; the Company's ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact

Shunfu Hu

Vice President of Business Development
and Operations

774-233-7300

shu@biostage.com

Biostage, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Cash	$451	$1,026
Restricted cash	50	50
Other assets	614	1,000
Total assets	$1,115	$2,076

Liabilities and stockholders' equity
Other liabilities	$387	$547
Notes payable	-	404
Total liabilities	387	951
Total stockholders’ equity	728	1,125
	$1,115	$2,076

BIOSTAGE, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$300	$536	$773	$1,179
Selling, general and administrative	618	725	1,140	1,978
Total operating expenses	918	1,261	1,913	3,157

Other income (expense):
Forgiveness of notes payable	408	-	408	-
Grant income	47	-	165	-
Change in fair value of warrant liability	10	78	13	(22)
Other income (expense), net	71	(2)	71	(2)
Total other income (expense), net	536	76	657	(24)

Net loss	$(382)	$(1,185)	$(1,256)	$(3,181)

Basic and diluted net loss per share	$(0.04)	$(0.14)	$(0.13)	$(0.38)
Weighted-average common shares, basic and diluted	9,435	8,636	9,412	8,462